EXHIBIT 99.1

Gateway Financial Holdings Reports 3rd Quarter 2007 Net Income of $4.2 Million, Up $1.4 Million Over 2006

 Highlights of the Quarter Include:
 * Total Assets Exceed $1.7 Billion, Up 54% from September 30, 2006
 * Loans Exceed $1.4 Billion, Up 57% from September 30, 2006
 * Deposits Exceed $1.3 Billion, Up 62% from September 30, 2006
 * Non-interest Income Increases to 31.1% of Total Revenue in the
   2007 Third Quarter

VIRGINIA BEACH, Va., Oct. 23, 2007 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., reported net income for the third quarter of 2007 of $4.2 million compared with $2.8 for the prior year third quarter, an increase of $1.4 million. Earnings continue to reflect exceptional revenue growth from a 57.1% increase in loans over the past 12 months, and increased revenues from Gateway's non-banking activities. Additionally, third quarter income included a gain of $1.3 million in the fair market value and net cash settlements on the economic hedge, and a fair market value gain of $576,000 during the third quarter related to trust preferred securities that the Company had elected fair value option treatment effective January 1, 2007. The Company terminated its economic hedge position with the counterparty during the third quarter and received a cash termination fee of $115,000 that was included in the above gain.

Diluted earnings per share were $0.32 for the third quarter of 2007 compared with $0.25 for the third quarter of the prior year. Per share results reflect the issuance of additional shares for the acquisition of The Bank of Richmond.

The aforementioned gain from the economic hedge has been reported as a component of non-interest income in accordance with GAAP. Due to the volatility and lack of earnings comparability caused by the economic hedge, management believes presentation of adjusted, non-GAAP proforma information throughout this press release (including diluted earnings per share, ROAA, ROAE, non-interest income, percentage of non-interest income to total revenues, and efficiency ratio) that excludes the effect of the economic hedge provides useful information to investors. Diluted earnings per share, excluding the gains on the market value and net cash settlement on the economic hedge of $1.3 million in the third quarter of 2007, and $1.6 million in the third quarter of 2006 (net of income taxes using a 37.5% blended rate), were $0.26 and $0.16 per share, respectively, an increase of 62.5%.

Commenting on these results, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, stated, "We are very pleased to report a record quarter of outstanding earnings that was a direct result of our strategic growth plan and expansion of our non-banking activities, which have grown our revenues 41.5% over the past 12 months. Our interest rate margin has stabilized, and in fact has increased somewhat during the last two months of the quarter. Our revenues continue to grow at a double digit pace and our maturing financial centers are becoming increasingly profitable each quarter. During the quarter we also made the decision to take advantage of market conditions and terminate our economic hedge position. The accounting for the economic hedge has resulted in volatile earnings from quarter to quarter, and we no longer felt it necessary from an interest rate risk standpoint to maintain our position in the hedge. We were very pleased to have received $115,000 from the counterparty for terminating the agreement."

"As we move into the last quarter of the year, we plan to open a full service center in Wilmington and an additional financial center in Raleigh to add to the one we opened in June. Gateway's strategy continues to focus on both profit growth and franchise growth, as we continue to expand at an impressive rate, while maintaining exceptional asset quality and improving profitability."

For the first nine months of 2007, the Company reported net income of $8.7 million, up $4.9 million, from the $3.9 million reported for the year-earlier nine-month period. Diluted earnings per share were $0.72 for the 2007 nine-month period, more than double the $0.35 earned during the same time period last year. Year-to-date per share results also reflect the stock issuance for the acquisition of The Bank of Richmond. These results were also affected by the fluctuations in the market value and net cash settlements of the economic hedge. The economic hedge had a gain of $584,000 for the first nine-months in 2007 and a loss of $1.4 million for the nine-month period of 2006. Diluted earnings per share, excluding the gain on the market value and net cash settlement on economic hedge of $584,000 in the first nine months of 2007, and the loss of $1.4 million in the first nine months of 2006 (net of income taxes using a 37.5% blended rate), were $0.69 and $0.43 per share, respectively, an increase of 60.5%.

ROAA was 0.98% for the third quarter of 2007 compared with 1.03% for the third quarter of the prior year. ROAE was 11.96% the third quarter of 2007, as compared with 10.57% for the same period of 2006. Both quarters in 2007 and 2006 were significantly affected by the fair market value and cash settlements on the economic hedge as discussed above. Proforma ROAA, excluding the net economic hedge gain of $1.3 million in the third quarter (net of income taxes using a 37.5% blended rate), was 0.78% for the third quarter of 2007; as compared with 0.66% for the third quarter of 2006, excluding the gain on the market value and net cash settlement on economic hedge of $1.6 million in the third quarter of 2006, (net of income taxes using a 37.5% blended rate). Proforma ROAE, excluding the impact of the aforementioned economic hedge on net income, was 9.58% for the third quarter of 2007, as compared with 6.77% for the same period of 2006.

ROAA was 0.80% for the first nine months of 2007, as compared with 0.51% for the nine-month period of the prior year. ROAE was 9.55% for the first nine months of 2007, as compared with 5.02% for the same period of 2006. Both periods in 2007 and 2006 were significantly affected by the fair market value and cash settlements on the economic hedge as discussed above. Proforma ROAA, excluding the net economic hedge gain of $584,000 for the first nine months of 2007 (net of income taxes using a 37.5% blended rate), was 0.76%; as compared with 0.63% for the nine-month period of 2006, excluding the loss on the market value and net cash settlement on economic hedge of $1.4 million for the prior year nine-month period (net of income taxes using a 37.5% blended rate). Proforma ROAE, excluding the impact of the aforementioned economic hedge on net income, was 9.15%, for the first nine months of 2007, as compared with 6.16% for the same period of 2006.

Revenues, Net Interest Margin and Non-interest Income

Total revenue, defined as net interest income and non-interest income, was $19.7 million for the third quarter of 2007, an increase of 41.5% above the $13.9 million reported for the third quarter of 2006. Net interest income for the third quarter of 2007 was $13.6 million, a $4.1 million or 42.8% increase over the $9.5 million reported for the third quarter of 2007. The increase in net interest income was primarily attributable to $516.8 million or 60.1% increase in average loans to $1.4 billion for the third quarter of 2007 from $860 million for the 2006 third quarter. On a linked quarter basis, the net interest margin was essentially flat only decreasing by 1 basis point from 3.50% for the second quarter, and has actually increased over the last two months to 3.55% for the month of September. The net interest margin decreased 35 bps from 3.84% for the third quarter of 2006. The year-over-year margin compression resulted from the impact of higher interest rates on Gateway's cost of funds, as short-term rates have remained high resulting in increased pricing on some deposit products and higher re-pricing of maturing deposits. However, the increase in cost of funds has mitigated in the third quarter as higher cost brokered CDs have matured and been replaced with lower cost FHLB advances and lower cost transaction accounts.

Non-interest income for the third quarter of 2007 was $6.1 million, an increase of $1.7 million or 38.5% above the prior year third quarter. The increase was primarily related to Gateway's non-banking activities. Revenue from Gateway's insurance operations increased $637,000 or 98% to $1.3 million for the quarter ended September 30, 2007 as compared with the prior year third quarter. This increase resulted from internal growth from cross-selling customers and building our customer base in our markets as our franchise has expanded, as well as the two acquisitions of Virginia agencies in the fourth quarter of 2006, and the title insurance company during the first quarter of 2007.

Revenue from the mortgage operation increased $339,000 or 76.9% for the third quarter of 2007 to $780,000 from the third quarter of 2006. This increase was primarily attributable to the maturing and expansion of our mortgage operations since it began during the second quarter of 2006. The nationwide issues that affected the mortgage industry during the third quarter had little effect on Gateway as its revenues increased 6.4% on a linked quarter basis from $733,000 for the second quarter of 2007.

Other income increased $694,000 during the third quarter of 2007 as compared with the third quarter of 2006 as a result of a gain in the fair value of its trust preferred securities of $576,000 during the 2007 third quarter. Gateway elected the fair value option for certain trust preferred securities effective January 1, 2007. As a result of the unusual credit conditions the financial industry faced during the third quarter, the credit spreads on these debt securities widened significantly resulting in a gain related to the fair value of the securities.

Total revenue was $49.2 million for the first nine months of 2007, an increase of $15.4 million or 45.7% from the $33.8 million reported for the first nine months of 2006. Net interest income was $35.3 million for the first nine months of 2007, an $8.3 million or 30.6% increase over the $27.0 million reported for the first nine-month period of 2006. The increase in net interest income was driven by the $396.8 million or 49.5% increase in average loans to $1.2 billion for the 2007 nine month period from $801.1 million for the 2006 nine month period. The increase in net interest income resulting from the increased volume was partially offset by a decrease in net interest margin of 38 basis points year-over-year to 3.53%. The margin compression resulted from the same reasons as indicated above for the third quarter and as indicated above has stabilized.

Non-interest income was $13.9 million for the first nine months of 2007, an increase of $7.2 million or 106% above the prior year nine-month period. The increase was primarily related to Gateway's non-banking activities, an increase in fair value related to the economic hedge and assets and liabilities selected for the fair value option, and increased service charges and fees. Revenue from Gateway's insurance operations increased $2.0 million or 96.4% to $4.1 million for the nine months ended September 30, 2007 as compared with the prior year nine-month period. This increase was in line with the increase for the third quarter and for the same reasons as discussed above. Gateway Bank Mortgage commenced operations during the second quarter of 2006. As a result of having a full nine months of operations in 2007, revenue from the mortgage operation increased $1.6 million or 174% for the first nine months of 2007 to $2.4 million as compared with the same nine-month period of the prior year. Primarily as a result of the increase in the fair market value of the economic hedge since September 2006 and receiving an $115,000 termination fee from the counterparty for terminating the hedge position in September 2007, the gain (loss) on economic hedge was $2.0 million higher for the first nine months of 2007 as compared with the same period of 2006. Additionally, the gain related to the fair value of the Company's trust preferred securities for the nine months ended September 30, 2007 was approximately $625,500. Gateway had $195,000 higher income from BOLI the first nine months of 2007 as compared with the same periods of 2006 primarily as a result of $7 million of additional BOLI purchased during the third quarter of 2006.

Gateway has continuously sought to introduce new products and services in order to better service its customers as well as enhance the overall diversification of its revenue and decrease the reliance on spread income. As a result of this effort, non-interest income as a percentage of total revenues (defined as net interest income plus non-interest income) was 28.2% for the first nine months of 2007 as compared with 19.9% for the same 2006 period. Excluding the impact of the aforementioned gain or loss and net cash settlement on the economic hedge, proforma non-interest income as a percent of total revenue was 27.4% for the nine months ended September 30, 2007, up from 23.1% reported in the corresponding period in 2006.

For the third quarter of 2007, non-interest income comprised 31.1% of total revenues as compared with 31.8% for the third quarter of 2006. Excluding the impact of the aforementioned gain or loss and net cash settlement on the economic hedge, proforma non-interest income as a percent of total revenue was 26.1% of total revenues for the third quarter of 2007 as compared with 22.9% reported for the same period in 2006.

Non-Interest Expenses

Non-interest expense for the third quarter of 2007 was $12.4 million, up $3.3 million, or 37.0% from the $9.0 million reported in the prior year third quarter. Of this increase, approximately $1.1 million represents non-interest expenses related to The Bank of Richmond. Salaries and benefits increased 53.0% or $2.4 million to $6.9 million during the third quarter of 2007, and occupancy and equipment costs rose 19.4% or $352,000 to $2.2 million for the 2007 third quarter - almost all of which was related to expansion activities and The Bank of Richmond acquisition. FTE's have increased from 310 at the end of the third quarter of 2006 to 413 at the end of the third quarter of 2007, including 50 related to The Bank of Richmond. Data processing costs increased $132,000 in the third quarter as compared with the third quarter of 2006 primarily as a result of adding The Bank of Richmond financial centers in July. Other expenses increased $449,000 or 19.8% in the third quarter of 2007 as compared with the third quarter of last year. The increase was related to $266,000 in higher FDIC insurance premiums (the FDIC increased its insurance premiums significantly effective the beginning of 2007), $110,000 higher franchise taxes that has resulted from our expansion, and $50,000 higher intangibles amortization that has resulted from the acquisitions since the third quarter of last year.

Non-interest expense was $32.3 million for the first nine months of 2007, up $6.9 million or 27.1% from the $25.4 million reported for the same period in 2006. These increased expenses reflect Gateway's significant infrastructure expansion throughout 2006, increased FDIC insurance charges, higher franchise taxes, and The Bank of Richmond acquisition which has added $1.4 million in non-interest expenses year-to-date. Salaries and benefits increased 43.7% or $5.4 million to $17.9 million for the nine month period, and occupancy and equipment costs rose 18% or $912,000 to $6.0 million for the nine months ended September 30, 2007 as compared with the same period in 2006, almost all of which was related to expansion activities and The Bank of Richmond acquisition. Data processing costs have only increased $158,000 year-to-date, the majority of which was in the third quarter as discussed above. The data processing contracts were re-negotiated this year at a lower rate, which offset much of the cost of increased volume associated with the franchise expansion. Other expenses increased $363,000 or 5.5% for the nine-month period of 2007 as compared with the same period last year. The increase was related to approximately $406,000 in higher FDIC insurance premiums as discussed above, $314,000 higher franchise taxes, and $78,000 higher intangibles amortization that has resulted from the acquisitions since the third quarter of last year; offset by lower promotional, professional and consulting expenses. This decrease was primarily the result of the discontinuation of the Haberfeld High Performance checking account program at the end of 2006.

Gateway's efficiency ratio was 62.09% for the third quarter of 2007, down from the 64.20% for the third quarter of 2006. However, the efficiency ratio was positively affected in both quarters by the gain and net cash settlement on the economic hedge which was reported as a component of non-interest income as discussed above. Excluding the impact of the gain and net cash settlement on the economic hedge for both quarters, the proforma efficiency ratio was 66.63% for the third quarter of 2007, as compared with 72.56% for the third quarter of 2006. As a percentage of average assets, non-interest expense has dropped from 3.38% in the third quarter of 2006 to 2.86% for the third quarter of 2007.

Loan and Asset Growth

For the third quarter, loans grew $53.7 million or 4%, and overall assets decreased $12.2 million as short-term investments were used to de-leverage short-term liabilities. At September 30, 2007, total assets were $1.74 billion, an increase of $611.9 million, or 54.4%, above the $1.13 billion reported twelve months ago reflecting growth in the franchise as well as the acquisition of The Bank of Richmond. This increase was primarily related to loans which increased $511.8 million, or 57.1%, to $1.41 billion. Of this increase $167 million was related to loans acquired through The Bank of Richmond, therefore, organic loan growth over the past year was approximately $345 million or 38.5%.

Mr. Berry emphasized "Loan growth slowed during the third quarter as the summer season is historically a slower period and we are seeing moderation in some of our markets as well. However, overall our markets remain solid and steady; as their local economies reflect consistent growth. Population growth in the Raleigh-Cary MSA, Virginia Beach MSA and Wilmington MSA are projected to be 19.4%, 5.06% and 17.1%, respectively, over the next five years according to ERSI."

Commercial real estate loans represented 44.5% of this growth over the last 12 months, up $228 million to $544 million at September 30, 2007, and consumer and industrial loans grew $118 million or 23% of the growth since the third quarter of last year to $238 million at September 30, 2007. Additionally, construction loans increased $78.5 million to $260 million, representing 15% of the growth over the past year; although they have decreased by $59 million since the end of the second quarter to 18.5% of loans outstanding from 23.6% at June 30, 2007. At September 30, 2007, commercial loans (CRE, construction and C&I) totaled $1.04 billion, or 73.9% of the loan portfolio.

Mr. Berry continued "Although we have a higher concentration of construction and real estate loans, our Chief Credit and Risk Officers have over 30 years of experience of underwriting loans of this type in the markets we serve, giving us a high comfort level with our real estate loan concentration. We continually monitor risk within the construction and commercial real estate loan portfolio by analyzing its portfolio concentration characteristics, such as exposures within the different loan types, the amount of speculative loans, and the amount of owner-occupied loans compared to non-owner occupied loans. Additionally, we have insurance to cover LTV exceptions on lot loans which reduces our risk."

Asset Quality

Non-performing loans increased to $2.8 million at September 30, 2007 from $874,000 at June 30, 2007. Non-performing loans equaled 0.20% of loans at September 30, 2007, increasing from 0.06% of loans at June 30, 2007. Other real estate and repossessed assets equaled $350,000 at September 30, 2007, unchanged from the prior quarter. For the quarter, net loan charges-offs were $44,000 or 0.01% of average loans, down from $321,000 or 0.11% of average loans in 2007 second quarter. At September 30, 2007, the allowance for loan losses was $14 million, or 1.00% of total loans (excluding loans held for sale), up from $9.4 million or 0.95% of total loans at the beginning of the year.

Mr. Berry added, "Asset quality remains a top priority at Gateway. Although non-performing loans increased somewhat this quarter, they are still less than half of the peer group average, and we only had $44,000 in net charge-offs for the quarter. Our asset quality remains outstanding, both for a bank with over $1 billion in assets and relative to our peer group with our net charge-offs for the year at only 0.09% of average loans and NPL's at 0.20% of loans outstanding (peer group in North Carolina was 0.42% at June 30, 2007). This continues to be a credit to the outstanding bankers and lenders we hire, who are experienced and the best bankers in each market they serve. A substantial amount of our loan growth comes from these bankers bringing to Gateway existing portfolios and seasoned customers from the prior financial institutions for which they worked. Our strategy has been and will continue to be - we buy bankers, and not banks. I have said many times, we will compete on interest rates on loans, but we will not sacrifice credit quality; and our asset quality numbers support this strategy. I would like to also reiterate that we have substantially no sub-prime or Alt-A mortgage loans."

Deposit Growth and Borrowings

Deposits rose $519.2 million, or 62.2%, over the past twelve months to $1.35 billion. For the quarter, deposits decreased $57.9 million; however, $55.4 million of the decrease represented brokered CDs that matured, and were replaced with lower cost FHLB advances. Core deposits (including retail CDs) were up $262.9 million (41.5%) to $896.4 million, and jumbo CDs were up $107.4 million (63.4%) over the past 12 months to $276.9 million at September 30, 2007. Of these increases, $123 million of core deposits and $54.6 million of jumbo CDs were acquired upon the acquisition of The Bank of Richmond. Brokered deposits, primarily used to fund loan growth in the loan production offices and the Raleigh private banking center, grew $148.9 million over the past 12 months to $180 million at September 30, 2007. Loans from the loan production offices aggregated $188.2 million at September 30, 2007, an increase of $127.6 million over the past 12 months; and loans from the Raleigh private banking center were $204.4 million at September 30, 2007, an increase of $122.3 million since September 30 of the prior year. With the opening of the second financial center in Raleigh at the end of June, which has gathered $6.7 million of deposits during the third quarter; and the planned opening of the first financial center in Wilmington in the fourth quarter, it should reduce the reliance on brokered CDs to fund loans in these areas. Core deposits comprised 66.2% of total deposits at September 30, 2007, jumbo CDs were 20.5%, and brokered CDs were 13.3%. Borrowings, including junior subordinated debentures, totaled $231.4 million at September 30, 2007, up $64.5 million from twelve months ago. The Company issued an additional $25 million of junior subordinated debentures (trust preferred securities) during the second quarter which was used to fund the cash portion of The Bank of Richmond acquisition. The remaining increase in borrowings were primarily low cost convertible FHLB advances that were used to supplement deposits to fund loan growth, acquire investment securities over the past 12 months, and replace brokered CDs that matured during the third quarter..

Stockholders' Equity

Stockholders' equity at September 30, 2007 totaled $141.1 million, an increase of $35 million, or 33%, from September 30, 2006. The increase was primarily related to the issuance of common stock to former Bank of Richmond shareholders as the common stock portion of the consideration, and net income for the nine months ended September 30, 2007. The Company has repurchased 300,000 shares of common stock during the year at a net cost of $4.4 million. At September 30, 2007, Gateway had 12,653,809 shares outstanding; stockholders' equity equaled 8.11% of total assets, and the total risk-based capital ratio was 10.77%, in excess of the "well-capitalized" regulatory threshold.

Web Cast and Conference Call Information

Gateway's executive management team will host a conference call and simultaneous web cast on Tuesday, October 23 at 10:00 AM Eastern Time to discuss the quarterly results. The web cast can be accessed live on the Company's website, www.gwfh.com, on the Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on the Company's website for one month.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with thirty-one full-service financial centers -- nineteen in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Suffolk, Norfolk and Emporia; and twelve in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh (2), and a private banking center in Raleigh. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, title insurance through its Gateway Title Company, Inc. subsidiary, and mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward- looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                   CONSOLIDATED FINANCIAL HIGHLIGHTS

                                       Quarterly

                  3rd Qtr    2nd Qtr    1st Qtr    4th Qtr    3rd Qtr
                    2007      2007       2007       2006       2006
                ---------- ---------- ---------- ---------- ----------
 EARNINGS           (Dollars in thousands except per share data)
  Net interest
   income       $   13,559     11,709     10,039      9,971      9,493
  Provision
   for loan
   losses       $      750      1,350      1,200        800        600
  Non Interest
   income       $    6,118      3,117      4,649      2,545      4,416
  Gain (loss)
   and net
   cash settle-
   ments on
   economic
   hedge             1,343       (948)       189       (502)     1,601
  Loss on dis-
   position of
   premises
   and equip-
   ment                 --         --         --       (292)        --
  Proforma non-
   interest
   income(2)         4,775      4,065      4,460      3,339      2,815
  Non Interest
   expense      $   12,353     10,417      9,526      9,557      9,018
  Pre-tax
   income       $    6,574      3,059      3,962      2,159      4,291
  Net income    $    4,216      2,019      2,514      1,403      2,778
  Basic
   earnings
   per
   share(1)     $     0.33       0.17       0.23       0.13       0.26
  Diluted
   earnings
   per
   share(1)     $     0.32       0.17       0.22       0.13       0.25
  Proforma di-
   luted earn-
   ings per
   share(1)(3)  $     0.26       0.22       0.21       0.17       0.16
  Weighted
   avg. basic
   shares out-
   standing(1)  12,630,561 11,608,656 10,990,371 10,889,605 10,805,652
  Weighted
   average
   diluted
   shares(1)    13,096,695 11,950,358 11,263,502 11,157,077 11,097,299

 PERFORMANCE
  RATIOS

  Return on
   average
   assets             0.98%      0.55%      0.83%      0.48%      1.03%
  Proforma
   return on
   average
   assets(3)          0.78%      0.72%      0.79%      0.66%      0.66%
  Return on
   average
   common
   equity            11.96%      6.97%      9.21%      5.20%     10.57%
  Proforma
   return on
   average
   common
   equity(3)          9.58%      9.02%      8.78%      7.03%      6.77%
  Net interest
   margin
   (fully tax-
   equivalent)        3.49%      3.50%      3.62%      3.77%      3.84%
  Non-interest
   income to
   total
   revenue           31.09%     21.02%     31.65%     20.33%     31.75%
  Proforma non-
   interest
   income to
   total
   revenue(2)        26.05%     25.77%     30.76%     25.09%     22.87%
  Non-interest
   expense to
   average
   assets             2.86%      2.86%      3.14%      3.30%      3.38%
  Efficiency
   ratio             62.09%     70.26%     66.26%     73.94%     64.20%
  Proforma
   efficiency
   ratio(2)          66.63%     66.04%     67.15%     71.15%     72.56%
  Full-time
   equivalent
   employees           413        422        345        327        310

 CAPITAL
  Period-end
   equity to
   assets             8.12%      7.98%      8.41%      9.05%      9.43%
    Tier 1
     leverage
     capital
     ratio            8.30%      9.83%     11.40%     11.38%     12.02%
   Tier 1
    risk-based
    capital
    ratio             9.30%      9.39%     11.11%     12.11%     13.05%
   Total risk-
    based
    capital
    ratio            10.77%     10.82%     11.98%     12.99%     13.94%
   Book value
    per
    share(1)    $    11.15      10.89      10.10       9.99       9.80
   Cash divi-
    dend per
    share(1)    $     0.08       0.08       0.05       0.05       0.05

 ASSET QUALITY
  Gross loan
   charge-offs  $       50        329        426         95         58
  Net loan
   charge-offs  $       44        321        416         89         53
  Net loan
   charge-offs
   to average
   loans
   (annualized)       0.01%      0.11%      0.16%      0.04%      0.02%
  Allowance
   for loan
   losses       $   14,046     13,340     10,189      9,405      8,694
  Allowance
   for loan
   losses to
   total loans        1.00%      0.99%      0.95%      0.95%      0.97%
  Nonperforming
   loans        $    2,817        874      1,554      3,269        420
  NPL to total
   loans              0.20%      0.06%      0.14%      0.33%      0.05%
  Other real
   estate and
   repossessed
   assets       $      350        350          0          0          0

 END OF PERIOD
 BALANCES

  Loans
   (before
   allowance)   $1,407,861  1,354,160  1,083,638    994,592    896,080
  Total earn-
   ing assets
   (before
   allowance)   $1,572,937  1,585,126  1,216,893  1,103,363  1,031,613
  Total
   assets       $1,737,245  1,749,258  1,322,836  1,207,477  1,125,144
  Deposits      $1,353,297  1,411,231    975,222    923,725    834,093
  Stockholders'
   equity       $  141,101    139,799    111,689    109,640    106,058

 AVERAGE
 BALANCES

  Loans
  (before
   allowance)   $1,376,807  1,190,439  1,022,556    936,642    860,038
  Total earn-
   ing assets
   (before
   allowance)   $1,543,071  1,342,961  1,125,833  1,049,235    980,105
  Total
   assets       $1,711,453  1,461,595  1,231,223  1,148,128  1,066,917
  Deposits
  (Excludes
   non-int
   DDA)         $1,268,285  1,000,075    823,785    753,959    729,485
  Stockholders'
   equity       $  139,815    116,165    110,655    107,124    104,227

                                               Year to Date
                                            9 Mos.         9 Mos.
                                            2007            2006
                                        ------------  ------------

 EARNINGS
    Net interest income                 $     35,307        27,027
    Provision for loan losses           $      3,300         2,600
    Non Interest income                 $     13,884         6,725
    Gain (loss) and net cash
     settlements on economic hedge               584        (1,416)
    Proforma non-interest income (2)          13,300         8,141
    Non Interest expense                $     32,296        25,417
    Pre-tax income                      $     13,595         5,735
    Net income                          $      8,749         3,866
    Basic earnings per share (1)        $       0.74          0.36
    Diluted earnings per share (1)      $       0.72          0.35
    Proforma diluted earnings per
     share (1) (3)                      $       0.69          0.43
    Weighted avg. basic shares
     outstanding (1)                      11,749,204    10,785,821
    Weighted average diluted
     shares (1)                           12,116,100    11,104,389

 PERFORMANCE RATIOS
    Return on average assets                    0.80%         0.51%
    Proforma return on average
     assets (3)                                 0.76%         0.63%
    Return on average common equity             9.55%         5.02%
    Proforma return on average common
     equity (3)                                 9.15%         6.16%
    Net interest margin (fully tax-
     equivalent)                                3.53%         3.91%
    Non-interest income to total
     revenue                                   28.22%        19.90%
    Proforma non-interest income to
     total revenue (2)                         27.36%        23.10%
    Non-interest expense to average
     assets                                     2.94%         3.35%
    Efficiency ratio                           65.02%        76.09%
    Proforma efficiency ratio (2)              67.39%        72.97%
    Full-time equivalent employees               413           310
 CAPITAL
   Period-end equity to assets                  8.12%         9.43%
    Tier 1 leverage capital ratio               8.30%        12.02%
    Tier 1 risk-based capital ratio             9.30%        13.05%
    Total risk-based capital ratio             10.77%        13.94%
    Book value per share (1)            $      11.15          9.80
    Cash dividend per share (1)         $       0.21          0.11

 ASSET QUALITY
    Gross loan charge-offs              $        805           210
    Net loan charge-offs                $        781           189
    Net loan charge-offs to average
     loans (annualized)                         0.09%         0.03%
    Allowance for loan losses           $     14,046         8,694
    Allowance for loan losses to
     total loans                                1.00%         0.97%
    Nonperforming loans                 $      2,817           420
    NPL to total loans                          0.20%         0.05%
    Other real estate and repossessed
     assets                             $        350             0

 END OF PERIOD BALANCES
    Loans (before allowance)            $  1,407,861       896,080
    Total earning assets (before
     allowance)                         $  1,572,937     1,031,613
    Total assets                        $  1,737,245     1,125,144
    Deposits                            $  1,353,297       834,093
    Stockholders' equity                $    141,101       106,058

 AVERAGE BALANCES
    Loans (before allowance)            $  1,197,841       801,057
    Total earning assets (before
     allowance)                         $  1,337,613       925,208
    Total assets                        $  1,470,092     1,011,698
    Deposits (Excludes non-int. DDA)    $  1,034,053       682,668
    Stockholder's equity                $    122,532       103,060

 (1) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a 10% stock dividend distributed on May
     15, 2006.
 (2) Proforma non-interest income and proforma efficiency ratio are non-GAAP measures that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and equipment, that management believes provides more comparable, useful information to investors.
 (3) Proforma diluted earnings per share, ROAA, and ROAE are non-GAAP measures that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and equipment, net of income taxes using a 37.5% blended rate, that management believes provides more comparable, useful
     information to investors.

             GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF OPERATIONS

           (Amounts in (000), except share and per share data)

                                              THREE MONTHS ENDED
                                                  September 30,
                                          ----------------------------
                                              2007           2006
                                          ------------   -------------
                                            Unaudited      Unaudited
 INTEREST INCOME
  Loans, including fees                    $    28,483     $    17,834
  Trading account securities                       626              --
  Investment securities - taxable                1,186           1,161
                        - tax-exempt               119              58
  Interest-earning bank deposits                   145              37
  Other interest and dividends                     200             130
                                           -----------     -----------
     Total interest income                      30,759          19,220

 INTEREST EXPENSE
  Money market, NOW and savings                  3,351           2,259
  Time deposits                                 11,582           5,541
  Short term debt                                  147             685
  Long-term debt                                 2,120           1,242
                                           -----------     -----------
     Total interest expense                     17,200           9,727
                                           -----------     -----------

     Net interest income                        13,559           9,493

  Provision for loan losses                        750             600
                                           -----------     -----------

     Net interest income after provision
      for loan losses                           12,809           8,893

 NON INTEREST INCOME
  Service charges on accounts                    1,047             875
  Mortgage operations                              780             441
  Insurance operations                           1,287             650
  Brokerage operations                             210             189
  Gain and net cash settlements on
   economic hedge                                1,343           1,601
  Gain from trading securities                      97              --
  Other income                                   1,354             660
                                           -----------     -----------
     Total non interest income                   6,118           4,416

 NON INTEREST EXPENSE
  Salaries and benefits                          6,935           4,534
  Occupancy and equipment                        2,164           1,812
  Data processing fees                             538             405
  Other expense                                  2,716           2,267
                                           -----------     -----------
     Total non interest expense                 12,353           9,018
                                           -----------     -----------

     Income before income taxes                  6,574           4,291

  Income taxes                                   2,358           1,513
                                           -----------     -----------

     Net income                            $     4,216     $     2,778
                                           -----------     -----------

  Basic earnings per share                 $      0.33     $      0.26

  Diluted earnings per share               $      0.32     $      0.25

  Weighted avg. basic shares outstanding    12,630,561      10,805,652

  Weighted average diluted shares           13,096,695      11,097,299

                GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                         CONSOLIDATED STATEMENTS OF OPERATIONS

              (Amounts in (000), except share and per share data)

                                                NINE MONTHS ENDED
                                                  September 30,
                                         -----------------------------
                                               2007           2006
                                         --------------   ------------
                                            Unaudited       Unaudited
 INTEREST INCOME
 Loans, including fees                     $     72,981   $     48,167
 Trading account securities                       1,487             --
 Investment securities - taxable                  2,705          3,587
                       - tax-exempt                 305            181
 Interest-earning bank deposits                     317            110
 Other interest and dividends                       591            410
                                                 ------         ------
 Total interest income                           78,386         52,455

 INTEREST EXPENSE
 Money market, NOW and savings                    8,217          5,599
 Time deposits                                   27,302         14,618
 Short term debt                                    965          2,163
 Long-term debt                                   6,595          3,048
                                                 ------         ------
 Total interest expense                          43,079         25,428
                                                 ------         ------
 Net interest income                             35,307         27,027

 Provision for loan losses                        3,300          2,600
                                                 ------         ------
 Net interest income after provision
 for loan losses                                 32,007         24,427

 NON INTEREST INCOME
 Service charges on accounts                      2,922          2,438
 Mortgage operations                              2,445            893
 Insurance operations                             4,126          2,101
 Brokerage operations                               672            517
 Gain on sales of securities                        163            653
 Gain (loss) and net cash settlements on
  economic hedge                                    584         (1,416)
 Gain from trading securities                       356             --
 Other income                                     2,616          1,539
                                                 ------         ------
 Total non interest income                       13,884          6,725

 NON INTEREST EXPENSE
 Salaries and benefits                           17,920         12,474
 Occupancy and equipment                          5,981          5,069
 Data processing fees                             1,417          1,259
 Other expense                                    6,978          6,615
                                                 ------         ------
 Total non interest expense                      32,296         25,417
                                                 ------         ------

 Income before income taxes                      13,595          5,735

 Income tax expense                               4,846          1,869
                                                 ------         ------
 Net income                                $      8,749   $      3,866
                                                 ------         ------

 Basic earnings per share(1)               $       0.74   $       0.36

 Diluted earnings per share (1)            $       0.72   $       0.35

 Weighted avg. basic shares
  outstanding (1)                            11,749,204     10,785,821

 Weighted average diluted shares (1)         12,116,100     11,104,389

 (1) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a 10% stock dividend distributed on May 15, 2006.

         GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEETS

                           September 30,  DECEMBER 31,  September 30,
                              2007            2006*         2006
                           -----------    -----------    -----------
                            Unaudited                     Unaudited
                                  (Dollar amounts in thousands)
 ASSETS
 Cash and due from banks   $    20,752    $    22,077         16,659
 Interest-earnings deposits
  in other banks                 3,401          4,717         20,992
                           -----------    -----------    -----------
    Total cash and cash
     equivalents                24,153         26,794         37,651

 Trading securities             44,007             --             --
 Securities available for
  sale                         103,481         93,475        104,930
 Federal Home Loan Bank
  stock                          8,850          6,970          6,002
 Federal Reserve Bank stock      5,337          3,609          3,609

 Loans                       1,407,861        994,592        896,080
 Allowance for loan losses     (14,046)        (9,405)        (8,694)
                           -----------    -----------    -----------
    Total loans, net         1,393,815        985,187        887,386

 Premises and equipment,
  net                           56,300         38,456         37,253
 Bank owned life insurance
  policies                      25,847         25,051         24,788
 Goodwill and intangible
  assets                        51,865         12,615         10,013
 Accrued interest
  receivable                    12,817          8,742          7,525
 Other assets                   10,773          6,578          5,987
                           -----------    -----------    -----------
    Total assets           $ 1,737,245    $ 1,207,477      1,125,144
                           -----------    -----------    -----------
 LIABILITIES AND
  STOCKHOLDERS' EQUITY
 Deposits:
    Noninterest-bearing    $   127,909    $   108,007         98,738
    Interest-bearing         1,225,388        815,718        735,355
                           -----------    -----------    -----------
       Total deposits        1,353,297        923,725        834,093

 Short term debt                14,500         14,500         53,001
 Long-term debt                216,937        152,429        127,429
 Accrued expenses and other
  liabilities                   11,410          7,183          4,563
                           -----------    -----------    -----------
       Total liabilities     1,596,144      1,097,837      1,019,086

 STOCKHOLDERS' EQUITY
 Common stock                  128,341        101,669         99,219
 Retained earnings              13,812          8,708          7,850
 Accumulated other
  comprehensive loss            (1,052)          (737)        (1,011)
                           -----------    -----------    -----------
    Total stockholders'
     equity                    141,101        109,640        106,058

    Total liabilities and
     stockholders' equity  $ 1,737,245    $ 1,207,477      1,125,144
                           -----------    -----------    -----------
 * Derived from audited financial statements.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Theodore L. Salter, Senior EVP and CFO
          (757) 422-800